                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by Registrant                 [X]
Filed by a Party other than
         the Registrant             [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           RIVER OAKS FURNITURE, INC.
                (Name of Registrant as Specified in Its Charter)

                         ------------------------------
                 (Name of Person(s) Filing the Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.
       (1)      Title of each class of securities to which transaction applies:
       (2)      Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4)      Proposed maximum aggregate value of transaction:
       (5)      Total fee paid:
[ ]    Fee previously paid with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1)      Amount previously paid:
        (2)      Form, Schedule or Registration No.:
        (3)      Filing party:
        (4)      Date filed:

                           RIVER OAKS FURNITURE, INC.

                                 JANUARY 5, 1998



TO OUR SHAREHOLDERS:

       On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Shareholders of River Oaks Furniture, Inc. to be held on Friday, January 30, 1998 at 10:00 a.m. local time at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801.

       The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

       In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

       It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided.


                                Sincerely yours,



                                Stephen L. Simons
                                Chairman of the Board

                           RIVER OAKS FURNITURE, INC.
                            3350 MCCULLOUGH BOULEVARD
                            BELDEN, MISSISSIPPI 38826

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 JANUARY 30, 1998

       Notice is hereby given that the Annual Meeting of Shareholders of River Oaks Furniture, Inc. (the "Company") will be held on Friday, January 30, 1998, at 10:00 a.m., local time, at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801 for the following purposes:

              1. To elect three nominees as Class I directors of the Company.

              2. To ratify the appointment of Horne CPA Group, PA as the independent accountants of the Company to audit the Company's consolidated financial statements for the year ended December 31, 1997.

              3. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Shareholders of record at the close of business on November 24, 1997 are entitled to notice of and to vote at the Annual Shareholders' Meeting.

Belden, Mississippi                 By order of the Board of Directors,
January 5, 1998

                                    Thomas D. Keenum, Sr.
                                    Secretary



       WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           RIVER OAKS FURNITURE, INC.
                            3350 MCCULLOUGH BOULEVARD
                            BELDEN, MISSISSIPPI 38826

                                 PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of River Oaks Furniture, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on Friday, January 30, 1998 at 10:00 a.m., local time, at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi 38801, and at any adjournment or adjournments thereof.

       Only the holders of the Company's common stock, $.10 par value per share (the "Common Stock"), of record at the close of business on November 24, 1997 will be entitled to vote at the Annual Meeting of Shareholders. On such date, 5,605,641 shares of Common Stock were outstanding. Each such shareholder is entitled to one vote per share held of record on the record date. This Proxy Statement and the accompanying proxy are first being mailed on or about January 5, 1998.

       A majority of the shares of Common Stock, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting of Shareholders, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting of Shareholders with or without a vote of the shareholders. If adjournment is proposed by the Company, the person named on the enclosed proxy card will vote such shares for which they have voting authority in favor of adjournment.

       All shares of Common Stock represented at the Annual Meeting of Shareholders by properly executed proxies received prior to or at the Annual Meeting of Shareholders and not properly revoked will be voted at the Annual Meeting of Shareholders in accordance with the instructions indicated thereon. If no specification is made, the proxies will be voted in favor of the matters listed on the proxy card. Directors must be elected by a plurality of votes cast by the holders of Common Stock entitled to vote at the Annual Meeting of Shareholders if a quorum is present. All other matters shall be determined based upon the vote of the majority of votes cast by the holders of Common Stock entitled to vote at the Annual Meeting of Shareholders if a quorum is present. Abstentions and broker non-votes will not have the effect of voting in opposition to a director or of a vote against the other proposals.

       All expenses of the Annual Meeting of Shareholders, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

       Any shareholder giving a proxy may revoke it by delivering a written notice of such revocation to the Secretary of the Company at 3350 McCullough Boulevard, Belden, Mississippi 38826 prior to the Annual Meeting of Shareholders, by submitting to the Company a more recently dated proxy or by attending the Annual Meeting of Shareholders and voting at any time before it is exercised.

       In voting by proxy in regard to the election of three nominees as Class I directors to serve until the 2000 Annual Meeting, or until their successors are duly elected and qualified, shareholders may vote in favor of all three nominees, withhold their votes as to all three nominees or withhold their votes as to specific nominees. If no instructions are indicated, such proxies will be voted FOR the election of all three nominees as directors.

ROPOSAL 1:       ELECTION OF DIRECTORS

INTRODUCTION

              The Company's Restated Articles of Incorporation provide that the Board of Directors shall consist of such number of directors as may be fixed by action of the Board of Directors, but not less than three nor more than nine. The current Board of Directors has determined that the Board of Directors shall consist of nine members. The Company's Bylaws provide that, as long as the Board of Directors consists of nine members, the Board of Directors shall be divided into three classes, with three positions authorized in each of Class I, II and III.

              The term of the Class I Directors expires at the Annual Meeting of Shareholders. The Board of Directors has nominated the three individuals named below as "Class I Nominees" for election as Directors to serve until the 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the current Board of Directors. If any nominee or nominees should be unable to accept nomination or election as a Director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors.

              Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. The Restated Articles of Incorporation of the Company prohibit shareholders from cumulating their votes in the election of Directors. As a result, each shareholder may cast one vote per share for each nominee.

CLASS I NOMINEES

              The following table shows the names, ages and principal occupations of the nominees to become Class I Directors and the year in which each nominee was first elected to the Board of Directors.

Name                 Age    Principal Occupation                  Director Since
----                 ---    --------------------                  --------------

John D. Nail         49     President of the Company                   1993

Don D. Murphy        53     General Manager of WBIP Radio              1987
                            Station

John B. Apple        62     Vice President of Dover Corporation        1993

              THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS

              The persons named below will continue to serve as Directors until the Annual Meeting of Shareholders in the year indicated or until their successors are duly elected and qualified. Shareholders are not voting on the election of the Class II and Class III Directors. The following table shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

Name                          Age      Principal Occupation                       Director Since
----                          ---      --------------------                       --------------

R. Gerald Turner (1)          51       President of Southern Methodist                 1993
                                       University

James T. Boone (1)            47       Athletic Director, University of                1997
                                       Mississippi

Johnny C. Walker (1)          51       Chief Operating Officer and Chief               1995
                                       Financial Officer of the Company

Stephen L. Simons (2)         48       Chairman of the Board and Chief                 1987
                                       Executive Officer of the Company

Thomas D. Keenum, Sr. (2)     58       Secretary and General Counsel of the            1987
                                       Company; Attorney

A. Douglas Jumper, Sr. (2)    65       President of S&J Steel Builders, Inc.           1993

---------------
(1)    Class II Director (term expires at 1998 Annual Meeting of Shareholders)
(2)    Class III Director (term expires at 1999 Annual Meeting of Shareholders)


BUSINESS EXPERIENCE OF DIRECTORS

              Stephen L. Simons has served as Chairman of the Board of the Company and Chief Executive Officer since November 1988 and as a director since inception. Mr. Simons served as President of the Company from August 1987 to November 1988. Prior to joining the Company, from 1984 to 1987, Mr. Simons served as Executive Vice President of Finger Furniture Company Incorporated, a full-service furniture retailer based in Houston, Texas. Prior to 1984, Mr. Simons held various positions with Finger Furniture.

              John D. Nail has served as President of the Company since November 1988 and served as Executive Vice President from August 1987 to November 1988 and as a director since June 1993. Prior to joining the Company, from September 1983 to August 1987, Mr. Nail was General Manager for Westwood Industries of Tupelo, Mississippi, a custom upholstery furniture manufacturer. From January 1982 to September 1983, Mr. Nail was President of Homan Wood Products, Incorporated of Fulton, Mississippi.

              Johnny C. Walker has served as the Company's Chief Operating Officer since August 1995 and Chief Financial Officer since August 1993 and as a director since December 1995. From November 1990 until August 1993, Mr. Walker was a partner in Walker, Waddill and Associates, a certified public accounting firm in Dallas, Texas. From November 1985 until November 1990, Mr.

Walker served as Executive Vice President of Tony Lama Company, a boot manufacturer in El Paso, Texas.

              Thomas D. Keenum, Sr. has served as General Counsel, Secretary and a director of the Company since inception. He served as Treasurer of the Company from its inception until March 1993. Mr. Keenum is a partner in Keenum & Tutor, P.A., a law firm in Booneville, Mississippi where he has practiced law since 1968. Mr. Keenum is a director of Belmont Homes, Inc., a producer of manufactured homes in Belmont, Mississippi.

              Don D. Murphy has served as a director of the Company since inception. Mr. Murphy is general manager of WBIP, a radio station in Booneville, Mississippi owned by Community Broadcast Services of Mississippi, Inc. From 1988 until 1995, Mr. Murphy was Vice President and co-owner of WBIP Broadcasting Company in Booneville, Mississippi. Mr. Murphy is a director of Belmont Homes, Inc., a producer of manufactured homes in Belmont, Mississippi.

              A. Douglas Jumper, Sr. has served as a director since June 1993. Mr. Jumper has been the President and co-owner of S&J Steel Builders, Inc. of Booneville, Mississippi since 1963. Mr. Jumper is a director of Belmont Homes, Inc., a producer of manufactured homes in Belmont, Mississippi, and of BancorpSouth, Inc., a bank holding company in Tupelo, Mississippi.

              John B. Apple has served as a director since August 1993. Mr. Apple serves as a Vice President of Dover Corporation in New York, New York. Mr. Apple served as President and Chief Executive Officer of Dover Elevator International in Memphis, Tennessee from January 1985 until January 1986. Mr. Apple serves on the Board of Directors of Dover Elevator International and National Elevator Industry, Inc.

              R. Gerald Turner has served as a director since August 1993. Mr. Turner has served as President of Southern Methodist University since May 1995. From April 1984 until May 1995, Mr. Turner served as Chancellor of the University of Mississippi. Mr. Turner serves on the Board of Directors of Capstar Broadcasting Partners, Inc., an operator of midsized-market radio stations based in Austin, Texas; First Mississippi Corp., a chemical and fertilizer manufacturer in Jackson, Mississippi; Mobile Telecommunications Technologies, a wireless messaging service in Jackson, Mississippi; and J.C. Penney Co., Inc., an apparel retailer in Dallas, Texas.

              James T. Boone has served as a director since February 1997. Mr. Boone has served as Athletic Director for the University of Mississippi since 1995. From 1974 to 1994, Mr. Boone served in various capacities with Sunburst Bank before becoming Chairman and CEO of Sunburst Bank.

              Messrs. Keenum and Jumper are first cousins. There are no other family relationships between any directors or executive officers of the Company.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

              During the last fiscal year, the Board of Directors held four meetings. No director attended less than 75% of the meetings held during 1996. Additionally, the Board of Directors took one action by unanimous written consent. Directors not otherwise employed by the Company received an annual fee of $10,000, $750 plus expenses for each quarterly meeting of the Board of Directors attended and $250 plus expenses for each quarterly committee meeting attended. In addition, such directors are eligible to participate in the Company's Non-Employee Director Stock Option Plan (the "Director Plan").

              The Board of Directors has three committees: an Executive Committee, a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee. Members of the Executive Committee during 1996 were Messrs. Simons,

Keenum, Apple and Jumper. The Executive Committee is authorized by the Board of Directors to take all action which may be delegated by the Board of Directors under the Mississippi Business Corporation Act. During 1996, the Executive Committee held eight meetings, and each member attended each meeting.

              Members of the Compensation Committee during 1996 were Messrs. Keenum, Jumper, Apple and Chulick. The Compensation Committee was appointed by the Board of Directors to administer the Company's stock plans and recommend to the Board of Directors compensation of the Company's executive officers. During 1996, the Compensation Committee held five meetings, and each member attended each meeting.

              Members of the Audit Committee during 1996 were Messrs. Murphy and Turner. The Audit Committee was appointed by the Board of Directors to recommend the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control principles. During 1996, the Audit Committee held four meetings, and each member attended each meeting.

EXECUTIVE OFFICERS

              The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of Directors.

Name                      Age                 Position
----                      ---                 --------

Stephen L. Simons         48                  Chairman of the Board and Chief
                                              Executive Officer

John D. Nail              49                  President

Johnny C. Walker          51                  Chief Operating Officer and Chief
                                              Financial Officer

Thomas D. Keenum, Sr.     58                  Secretary

              The business experience of Messrs. Simons, Nail, Walker and Keenum is set forth above. See "Election of Directors - Business Experience of Directors."

INVOLVEMENT OF CERTAIN OFFICERS AND DIRECTORS IN CERTAIN LEGAL PROCEEDINGS

              On October 4, 1993, the trustees of the Ansin Foundation, established by a former shareholder of the Company, and an executor of the estate of the former shareholder of the Company, filed a complaint in the United States District Court, District of Massachusetts, against the Company and the Chief Executive Officer and the Secretary of the Company, both of whom are also Company directors, alleging fraud, breach of fiduciary duty and unfair and deceptive business practices in connection with the repurchase of the former shareholder's shares (the "Ansin Litigation"). On April 8, 1996, a verdict was returned in favor of the Ansin Foundation awarding compensatory damages against the Company in the amount of $2.3 million. Additionally, compensatory and punitive damages were awarded against each of the Company's Chief Executive Officer and Secretary in their individual capacities. The United States Court of Appeals for the First Circuit affirmed these awards, together with interest accrued thereon, on February 3, 1997. The Company filed a petition for certiorari with the United States Supreme Court, which petition was denied on October 6, 1997. The litigation is, therefore, concluded. Because of this verdict against the Company, the Company reduced its additional paid-in capital in the amount of $1,082,000, representing compensatory damages for the amount that the former shareholder would have received if he had participated in the Company's initial public offering in September 1993. Additionally, the balance of the judgment against the Company, $1,357,000, has been charged as an expense in 1996. The Company satisfied the judgment entered against the Company in the Ansin Litigation on November 12, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth the number of shares held beneficially, directly or indirectly, as of December 13, 1997, by (i) all holders of more than 5% of the Company's Common Stock, (ii) all Directors and nominees for Director, (iii) the Company's Chief Executive Officer and the two other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1996 (these three executive officers being hereinafter referred to as the "Named Executive Officers") and (iv) all Directors and executive officers as a group, together with the percentage of the outstanding shares which such ownership represents.

NAME AND ADDRESS                                         AMOUNT AND NATURE
OF BENEFICIAL OWNER                                 OF BENEFICIAL OWNERSHIP (1)          PERCENT OF CLASS (2)
-------------------                                 ---------------------------          --------------------
Stephen L. Simons (3)........................                   649,580                            11.5%

John D. Nail (3).............................                   375,700                             6.7%

Johnny C. Walker (3).........................                    80,000                             1.4%

Thomas D. Keenum, Sr. (3) (4)................                   398,185                             7.1%

A. Douglas Jumper, Sr. (3)...................                   490,350                             8.7%

Don D. Murphy (3)............................                   403,350                             7.1%

John B. Apple (3)............................                    11,325                             *

R. Gerald Turner (3).........................                    10,825                             *

James T. Boone (3)...........................                    18,000                             *

Franklin Resources, Inc. (5).................                   394,600                             7.0%

Pioneering Management Corp. (6)..............                   460,000                             8.2%

All directors and executive officers
   as a group (9 persons)....................                 2,437,315                            41.5%

----------------------------- *      Indicates less than 1% ownership (1)
       Beneficial ownership is deemed to include shares of the Company's Common Stock which an individual has a right to acquire within 60 days of the date of this Proxy Statement upon the exercise of options. The table includes options granted under the Company's Director Plan and 1993 Incentive Stock Plan. The table also includes (a) shares into which holders of 12% subordinated Convertible Notes (the "Notes") may convert the Notes, assuming the Notes convert at a price of $2.50 per share; and
       (b) shares obtainable by the holders of warrants issued as consideration for the execution of Letters of Credit by such holders, assuming that such warrants are exercised at a price of $2.50 per share. These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual but are not deemed outstanding for the purposes of computing the percentage of any other person. Unless otherwise noted in the following footnotes, the persons as to whom information is given has sole voting and investment power over the shares
       of Common Stock shown as beneficially owned. (2)    Computation based
       upon 5,605,641 shares outstanding on December 13, 1997. (3)    The
       address for Messrs. Simons, Nail, Keenum, Jumper, and Murphy is 3350
       McCullough Boulevard, Belden, Mississippi 38826. (4)    Includes 27,500
       shares held by the Thomas D. Keenum, Jr. Trust, of which Mr. Keenum, Sr. serves as trustee.

(5) According to a Form 13G filed with the Commission on February 12, 1997, Franklin Resources, Inc. reported ownership of the shares listed in the foregoing table.
(6) According to a Form 13G filed with the Commission on January 28, 1996, Pioneering Management Corporation reported ownership of the shares listed in the foregoing table.

EXECUTIVE COMPENSATION

              The following table summarizes the compensation paid to or accrued by or on behalf of the Company's named executive officers for services rendered in all capacities to the Company for the years ended December 31, 1994, 1995 and 1996.

                           Summary Compensation Table

              The following table summarizes the compensation paid to or accrued by or on behalf of the Company's Named Executive Officers for services rendered in all capacities to the Company for the years ended December 31, 1994, 1995 and 1996.


                                                                                 LONG TERM COMPENSATION
                                                                                 ----------------------
                                   ANNUAL COMPENSATION                         AWARDS               PAYOUTS
                                   -------------------                         ------               -------
     NAME AND                                          OTHER        RESTRICTED     SECURITIES
    PRINCIPAL                                       ANNUAL COM-       STOCK        UNDERLYING       LTIP           ALL OTHER
     POSITION        YEAR   SALARY($)   BONUS($)   PENSATION ($)    AWARDS($)     OPTIONS (#)    PAYOUTS($)     COMPENSATION($)
     --------        ----   ---------   --------   -------------    ---------     -----------    ----------     ---------------
Stephen L. Simons   1996    $200,487         --         -                          12,500            -               -
 Chairman of the    1995     225,000    $66,667         -                          12,500            -               -
 Board and Chief    1994     150,000     50,000         -                          12,500            -               -
 Executive Officer

John D. Nail        1996     174,074         --         -                -         12,500            -               -
 President          1995     190,000    $66,667         -                -         12,500            -               -
                    1994     140,000         --         -                -         14,000            -               -

Johnny C. Walker    1996    $146,725         --         -                -         12,500            -               -
 Chief Operating    1995     155,000    $66,667         -                -         12,500            -               -
 Officer and Chief  1994      99,476         --         -                -         20,000            -               -
 Financial
 Officer

                        Option Grants in Last Fiscal Year

              The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during 1996.


                                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL RATES
                                                                                                      OF STOCK PRICE APPRECIA-
                                                 INDIVIDUAL GRANTS                                      TION FOR OPTION TERM
                     --------------------------------------------------------------------------      ---------------------------
                        NUMBER OF       PERCENTAGE OF
                        SECURITIES      TOTAL OPTIONS
                        UNDERLYING       GRANTED TO      EXERCISE OR   MARKET PRICE
                         OPTIONS        EMPLOYEES IN     BASE PRICE     ON DATE OF    EXPIRATION
       NAME             GRANTED(1)       FISCAL YEAR       ($/SH)       GRANT($/SH       DATE         5%($)         10%($)
       ----             ----------       -----------       ------      ------------      ----         -----         ------

Stephen L. Simons        12,500             6.5%            $3.00          $3.00     11/14/2001      $10,360        $22,894

John D. Nail             12,500             6.5%            $3.00          $3.00     11/14/2001       10,360         22,894

Johnny C. Walker         12,500             6.5%            $3.00          $3.00     11/14/2001       10,360         22,894

---------------
(1) Each option may be exercised as to one-fifth of the number of shares covered by the option during each of the five successive twelve-month periods beginning on the date of grant.

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

              The following table provides certain information, with respect to the Named Executive Officers, concerning the exercise of options during 1996 and with respect to unexercised options at December 31, 1996.

                                                                  Number of Securities           Value of Unexercised
                                                             Underlying Unexercised Options      In-the-Money Options at
                                                                 at Fiscal Year End (#)              Fiscal Year End ($)
                                                             --------------------------------    --------------------------
                                Shares
                               Acquired          Value
Name                       on Exercise (#)    Realized ($)     Exercisable     Unexercisable    Exercisable    Unexercisable
----                         ------------    ------------     -----------     -------------    -----------    -------------
Stephen L. Simons                  --             --            37,700           15,300             $0             $0
John D. Nail                                                    37,700           15,300              0              0
Johnny C. Walker                                                63,500           16,500              0              0


                              Employment Agreements

              As of December 1, 1995, Messrs. Simons, Nail and Walker entered into employment agreements with the Company. The agreements provide for base salaries in the amount of $225,000 for Mr. Simons, $190,000 for Mr. Nail and $155,000 for Mr. Walker, subject to adjustment by the Compensation Committee. The agreements also entitle the employees to receive certain insurance and other benefits and to eligibility for bonuses as determined by the Compensation Committee.

              Each employment agreement expires on December 31, 1998 and may be terminated by the Company prior to that time for "cause," which is defined to include the employee's failure to comply with a material term of the agreement, the employee's engaging in any material misconduct, neglect of duties or failure to act which materially and adversely affects the business or affairs of the Company, or upon the employee's conviction of a felony or commission of an act of dishonesty, fraud or embezzlement against the Company. In the event the employee is terminated for cause, the Company shall have no further obligation to make any payments to the employee except for accrued salary or bonus and unreimbursed expenses as of the termination date. Each agreement will also terminate if the employee is disabled and unable to perform his assigned duties for a period of six months.

              In the event the employee is terminated without cause, the Company will continue to pay the employee his salary and maintain his insurance benefits for the lesser of 12 months or the remaining term of the agreement. Additionally, the Company shall pay the employee all accrued bonuses and unreimbursed expenses as of the termination date.

              If, on account of physical or mental disability, the employee fails or is unable to perform his duties in any material respect for a period of 60 days, the Company shall pay the employee his salary and maintain his insurance benefits for a period of six months commencing on the date such disability begins. In the event the employee is unable to perform his duties at the end of the six-month period, the employment agreement shall automatically terminate.

              In the event the employee is terminated upon a "change-in-control" (as defined in the employment agreements), the employee shall immediately be paid his accrued salary, bonus and other benefits provided under the employment agreement. In addition, Employee shall be paid as severance compensation three times his annual salary in equal monthly installments through the remaining term of the employment agreement and an amount equal to his average annual bonus for the two years immediately preceding the termination. The officer may elect to receive from the Company his severance payment (calculated as provided above) in a lump sum. Notwithstanding the foregoing, the Company is not required to pay the officer any amount which is not deductible for federal income tax purposes.

              Under the agreements, the employees may not, during the term of the agreement and for a period of 36 months thereafter, directly or indirectly, unless the employee is terminated without cause, (i) operate, develop or own any interest, other than the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant (viewed in relation to the business of the Company) activities relating to the ownership, management or operation of, or consultation regarding, the manufacture of furniture or related businesses (a "Furniture Manufacturer"); (ii) compete with the Company or its subsidiaries and affiliates in the operation or development of any Furniture Manufacturer within the continental United States; (iii) be employed by or consult with any Furniture Manufacturer; (iv) interfere with any past, present or prospective relationship between the Company and any customer, client, employee or supplier or (v) solicit any employee of the Company to leave their employment with the Company or hire any such employee to work for a Furniture Manufacturer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Mr. Keenum, a member of the Compensation Committee, serves as Secretary of the Company but is not compensated in such capacity. There are no other relationships among the Company's executive officers and any entity affiliated with any of the members of the Compensation Committee that require disclosure under applicable rules promulgated by the Securities and Exchange Commission (the "Commission").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              This report is submitted by the Compensation Committee pursuant to rules established by the Commission with respect to compensation policies applicable to the Company's executive officers and with respect to the basis for Mr. Simons' compensation as Chief Executive Officer for 1996. The Compensation Committee is responsible for establishing and administering the Company's executive compensation philosophy, policies and programs. Each member of the current Compensation Committee is an outside director, except for Mr. Keenum, who is Secretary of the Company.

              Compensation Philosophy. The Compensation Committee believes that, while familiar indicators of success such as stock price and earnings per share are important, there are numerous criteria to evaluate in assessing the skill with which the executive officers are performing their duties. The Company's executive compensation policies are designed to motivate and retain senior management by providing levels of compensation which relate to past and anticipated individual and Company performance and to base a portion of each executive officer's compensation package on the financial performance of the Company in the form of bonuses tied to financial performance and the granting of stock options. The compensation policies and programs utilized by the Compensation Committee generally consist of (i) tying total compensation to the Company's performance, (ii) aligning base salary and bonus amounts for the Company's executive officers with annual compensation paid to executive officers of companies comparable in size and performance to the Company, and (iii) providing long-term compensation in the form of stock options to encourage the executive officers to increase shareholder value. The compensation program of the Company currently consists of (i) base salary and annual incentive compensation in the form of cash bonuses and (ii) long-term compensation in the form of stock options.

              During 1996, the Compensation Committee commissioned a comparative analysis of the compensation paid to the Company's executive officers in 1995 with the compensation paid to executive officers of a peer group of 10 furniture manufacturers and retailers of either a similar size or with similar financial performance as the Company. The analysis of the peer group compared salary, bonus and other non-stock compensation on a dollar-for-dollar basis and as a percentage of revenues, operating income, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization. The Company utilized the comparative data in establishing the bonuses paid and stock options granted to the Company's executive officers in 1996 and intends to use it in the future for all forms of compensation.

              The Compensation Committee intends to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m), which was enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met.

              Salary. Pursuant to each executive's employment agreement, the Compensation Committee determines increases in compensation on an annual basis. The Compensation Committee's policy in determining the appropriate annual salary for executives is to consider the executive's contribution to the success of the Company and the amount of responsibility vested in the executive's position. In establishing the base salaries of the Company's executive officers for 1996, the Compensation Committee made a subjective determination that the salaries of the executive officers should be less than their 1995 levels to reflect the Company's overall performance.

              Performance Bonus. The Compensation Committee believes that a portion of executive compensation should be "at risk." The Compensation Committee believes that the performance bonus motivates the executives to increase the Company's revenues and net income, which should result in increased shareholder value. The performance bonus is subjective, but the Compensation Committee considers the performance of the Company during the year, especially with respect to the benchmarks set forth above. In determining the performance bonuses for 1996, the Compensation Committee emphasized the 11.5% decrease in sales and an 871.7% decrease in net income because of the Compensation Committee's belief that the executive officers performed admirably in the face of difficult market conditions and that the decrease in net income was primarily attributable to factors beyond the control of the Company's executive officers. The Compensation Committee also considered the additional duties of the Company's executive officers in managing the Company as a result of the resignation of a key employee, the death of the Company's best salesman, the reorganization of a key division, the implementation of new information systems and difficult conditions in the furniture market as a whole. No specific relative weighting of these factors was used. The Compensation Committee made a subjective determination to pay no performance bonus in 1996 to the Company's executive officers.

              The amount earned under the performance bonus by each Named Executive Officer in 1993, 1994, 1995 and 1996 is as follows:

                           1993         1994           1995            1996
                           ----         ----           ----            ----

Stephen L. Simons          $11,000      $50,000         $66,667          --
John D. Nail                15,000           --          66,667          --
Johnny C. Walker                --           --          66,667          --

              Stock Options. The Company's long-term compensation strategy includes the grant of stock options, which the Compensation Committee believes rewards the executives for their efforts to improve long-term stock performance. Additionally, the grants are intended to align the financial interests of management with those of the Company's shareholders. In awarding the stock options to the executives in 1996, the Compensation Committee considered the same subjective factors as set forth above with respect to salary. The size of the option grants, which was subjectively determined, was slightly smaller than the size of previous grants. In determining the size of the grants, the Compensation Committee attempted to provide the executive officers with an opportunity for significant long-term compensation, the scope of which is entirely dependent upon the improvement in the Company's long-term stock performance. In this manner, the Compensation Committee also attempted to induce the executive officers to continue their service with the Company in a difficult furniture market.

              Chief Executive Officer's Compensation. Pursuant to Mr. Simons' employment agreement, the Compensation Committee determines increases in Mr. Simons' compensation on an annual basis. In establishing the compensation for Mr. Simons for 1995, the same approach applicable to all executive officers was utilized. In establishing Mr. Simons' base salary for 1996, the Compensation Committee made a subjective determination based upon the Company's revenues and net income from 1994 to 1995 and the corresponding increase in Mr. Simons' management duties. Mr. Simons' salary for 1996 represented an 11% decrease from his salary for 1995.

              In establishing Mr. Simons' bonus and grant of stock options for 1996, the Compensation Committee made a subjective determination based on the factors generally applicable to all executive officers. Although no specific relative weighting of these factors was used, the Compensation Committee emphasized the additional sales duties that Mr. Simons assumed as a result of the death of the Company's leading salesman and the resignation of the Company's Senior Vice President of Marketing and Sales in the second and third quarters, respectively, of 1996.


                             Compensation Committee:

                                John B. Apple
                                A. Douglas Jumper, Sr.
                                Thomas D. Keenum, Sr.

COMPENSATION OF DIRECTORS

              Directors not otherwise employed by the Company receive an annual fee of $10,000, $750 plus expenses for each quarterly meeting of the Board of Directors attended and $250 plus expenses for each quarterly committee meeting attended. In addition, non-employee Directors are entitled to receive options pursuant to the Director Plan. The Director Plan provides for the granting of non-qualified stock options to each Director of the Company who is not also either an employee or officer of the Company (a "Non-Employee Director"). The material features of the Director Plan are described below.

              The Director Plan authorizes the issuance of up to 50,000 shares of Common Stock pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events.

              The Director Plan provides for the grant on January 1 of each year (the "Grant Date") of options to purchase 500 shares to each Non-Employee Director serving the Company on the Grant Date. The price at which each share of Common Stock covered by an option may be purchased upon exercise of such option is the fair market value of the share on the Grant Date of such option. On October 1, 1997, the fair market value of a share of Common Stock subject to the options was $2.00.

              On January 1, 1996, the Company granted options to purchase an aggregate of 2,500 shares of Common Stock under the Director Plan at an exercise price per share of $6.25, the fair market value, as described above, of the Common Stock on January 1, 1996, the last trading date prior to the Grant Date. Messrs. Apple, Franks, Jumper, Murphy and Turner, the Non-Employee Directors on such date, were each granted options to purchase 500 shares.

COMPARATIVE PERFORMANCE GRAPH

                  The Commission requires the Company to include a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group. The following graph compares the yearly percentage change in the return on the Company's Common Stock since the Company's initial public offering with the cumulative total return on the CRSP Index for Nasdaq Stock Market Companies and the CRSP Index for NYSE/AMEX/Nasdaq furniture and fixture companies. The graph assumes the investment on August 27, 1993 of $100 in the Company's Common Stock and that all dividends were reinvested at the time they were paid.

Measurement Period          River Oaks
(Fiscal Year Covered)       Furniture        Nasdaq Market       Peer Group
08/27/93                      100.00             100.00             100.00
12/31/93                      107.81             106.36             112.83
12/31/94                       71.87             103.97              94.60
12/31/95                       39.06             147.03             119.10
12/31/96                       19.53             180.85             154.48

CERTAIN TRANSACTIONS

              S&J Steel Builders, Inc. ("S&J"), which is 50% owned by Mr. Jumper, a shareholder and director of the Company, has constructed substantially all of the Company's facilities in Mississippi. Each contract between S&J and the Company is on a cost plus 7.5% basis. The amounts paid to S&J for the construction of such facilities was $4,900,000 for the year ended December 31, 1996.

              On May 6, 1996, the Company entered into two promissory notes in the amounts of $5,650,000 and $100,000, respectively, with the Bank of Mississippi (the "BOM Construction Loans") which replaced previous promissory notes to the Bank of Mississippi in the combined amount of $5,250,000. The proceeds of the BOM Construction Loans have been used for construction of a centralized fabric storage, cutting and distribution center. The BOM Construction Loans are secured by the land and the building constructed thereon, all office furniture located at the facility, and, at the option of the Bank of Mississippi, the Company's deposits on hand at the bank. The BOM Construction Loans mature on May 6, 2001 and May 1, 1997, respectively and bear interest at the prime rate as established by the Bank of Mississippi (8.6% at September 30, 1997). The Loan that matured on May 1, 1997 was satisfied. At December 31, 1996, outstanding borrowings under the BOM Construction Loans were $5,474,000. Mr. Jumper is a member of the board of directors of BancorpSouth, Inc., the parent of the Bank of Mississippi.

              Mr. Keenum, a shareholder, director and officer of the Company, is a partner with the law firm of Keenum and Tutor, P.A., which has performed certain legal services for the Company. Fees paid to the firm by the Company were less than 5% of the firm's gross revenues for its last full fiscal year.

              On September 29, 1995, the Company purchased its manufacturing facility in New Albany, Mississippi for $3,380,000 from Four Star Realty, Inc. ("Four Star"), a company whose shareholders include Messrs. Keenum, Sr., Jumper, Sr. and Murphy, each of whom is a director of the Company. Concurrently therewith, the Company sold one of its facilities in Pontotoc, Mississippi to Four Star for $1,425,000. The purchase price for each facility was based upon independent appraisals.

              On February 26, 1996, the Company entered into a promissory note in the amount of $82,500 with Johnny C. Walker, the Chief Operating Officer, Chief Financial Officer and a Director of the Company. Mr. Walker used the proceeds of this loan to purchase 22,000 shares of the Company's common stock from the Company at $3.75 per share. The loan matured on February 26, 1997, bore interest at 8 1/4%, and was unsecured. On February 26, 1997, the Company and Mr. Walker entered into a promissory note bearing the same principal and interest rate. This loan will mature on February 26, 1998.

              On November 12, 1997, Messrs. Keenum, Apple, Simons, Boone, Turner, Murphy, and Jumper purchased 12% Subordinated Convertible Notes Due November 12, 1998 in principal amounts of $280,000, $50,000, $50,000, $100,000,
$10,000, $230,000 and $280,000, respectively (the "Subordinated Notes"). The Subordinated Notes are convertible prior to repayment into shares of the Company's Common Stock at $2.50 per share, as the same may be adjusted, bear interest at the rate of 12% per annum, with such interest being payable semi-annually on each first day of May and first day of November following the date of issuance of the Subordinated Notes. The Subordinated Notes, together with all accrued and unpaid interest thereon, are to be repaid by the Company on or before November 12, 1998. The Subordinated Notes contain certain events of default, including the failure of the Company to pay any interest or principal amount of the Subordinated Notes when due and the default and acceleration of any debt senior to the Subordinated Debt, which includes all of the Company's current credit facilities and borrowings.

              On November 10, 1997, and as consideration for the execution of Letters of Credit in favor of BNYFC by Messrs. Simons, Keenum, Jumper and Murphy, the Company executed warrants for the purchase by such individuals of 28,000 shares each of the Common Stock of the Company, respectively (the "Warrants"). The Warrants are exercisable, in whole or in part, at any time prior to 5:00 p.m. on November 9, 2002, for the lesser of (i) $2.50 per share or (ii) the closing bid price per share of the Common Stock of The Company on the first day it is relisted for trading on Nasdaq or any national exchange. The Warrants contain antidilution protections and piggyback and demand registration rights. No assurance can be given, however, that the Company will be able to successfully obtain the relisting of it Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than ten-percent shareholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received by it, or written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that Messrs. Simons, Nail and Walker were each granted options to purchase 12,500 of the Company's common stock on November 14, 1996, but failed to report timely their acquisition of such options on Form 4, and that Mr. Apple acquired 1,000 shares of the Company's common stock on December 3, 1996, but failed to report timely his acquisition of such shares on Form 4. Each of Messrs. Simons, Nail, Walker and Apple subsequently reported their transactions on Form 5.



PROPOSAL 2:       RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

              Horne CPA Group, PA ("Horne") has served as the Company's independent accountants since June 10, 1997. Subject to ratification by the shareholders, the Board of Directors has appointed Horne as the Company's independent accountants for the current fiscal year and to prepare the Company's audited financial statements for the year ended December 31, 1997. If the appointment of Horne is not approved by the shareholders, the matter will be referred to the Audit Committee for further review.

              Representatives of Horne are expected to be present at the Annual Meeting of Shareholders. Such representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

              THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF HORNE CPA GROUP, PA AS INDEPENDENT ACCOUNTANTS OF THE COMPANY TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997.

RESIGNATION OF BDO SEIDMAN, LLP

              By letter dated June 5, 1997, BDO Seidman, LLP resigned as the Company's independent certified public accountants. The reports of BDO on the Company's financial statements for the two years preceding the resignation of BDO did not contain an adverse opinion or disclaimer of an opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years, and the subsequent interim period preceding the resignation of BDO, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

              On June 10, 1997, the Company retained Horne CPA Group, PA as the Company's independent certified public accountants and, by letter dated such date, also authorized BDO to respond fully to the informational requests of Horne.

              As previously described, following the Company's discovery that certain of the Company's accounts were out of balance, the Board of Directors of the Company, together with its outside legal counsel and BDO, undertook a comprehensive analysis of certain of the Company's accounts and its accounting reconciliation procedures for the fiscal year ended December 31, 1996, and prior fiscal years.

              During this analysis, the Board of Directors instructed the Company's management to make freely available to BDO all of the Company's books, records and employees. No restrictions were placed on BDO's access to the Company's books, records or employees. In this regard, the Company believes that it worked diligently to provide BDO with all information requested by BDO in connection with the ongoing comprehensive analysis of the Company's accounts and accounting reconciliation procedures. During this analysis, the Company believes that it made available to BDO all of its employees, and all of its books and records with respect to the Company's fiscal years ended December 31, 1996, 1995, 1994 and 1993.

              Prior to BDO's resignation, on May 29, 1997, the Board of Directors of the Company, through its outside counsel, requested, in writing, information from BDO regarding any accounting issues that BDO believed should be resolved before the Company could receive BDO's audit report on the Company's financial statements. By letter dated June 4, 1997, BDO responded in part that "[t]hese matters raise grave concerns about the integrity of the accounting records. . . All of the above puts us in a position making it impossible for us to get comfortable with the systems, the books and records, or the people involved with the systems at this point."

              By letter dated June 17, 1997, BDO advised the Company that it had withdrawn its opinions on the 1990, 1991, 1992, 1993, 1994 and 1995 annual financial statements of the Company. Also by letter dated June 17, 1997, BDO stated that:

              Item 304(a)(1)(v) of Regulation S-K requires disclosure of events wherein the former accountant has advised the registrant that the internal controls necessary for the registrant to develop reliable financial statements do not exist. In that regard, at a meeting on March 17, 1997, representatives of BDO Seidman, LLP verbally communicated three material weaknesses in internal controls to the audit committee of the Company's Board of Directors relating to the following areas:

                    - Journal entries were noted where there was insufficient documentation supporting the entries and no evidence of approval.
                    - Factor receivable reconciliations were not completed on a timely basis.
                    - Factor receivable reconciliations were not reviewed by an official who was not involved in the reconciliation process.

              Based on the Company's review, the Company has concluded that these actions were not taken to conceal any misappropriation of the Company's assets, and that no other employees were involved.

       On August 6, 1997, the Company filed a complaint in the Circuit Court of Lee County, Mississippi, against BDO Seidman, LLP ("BDO"), the Company's former independent accountants, alleging, among other things, professional malpractice, negligence, breach of contract and breach of professional responsibilities and fiduciary duties. The Company is seeking actual damages in the amount of not less than $30,000,000, together with punitive damages, from BDO. On September 5, 1997, BDO removed the case to the United States District Court for the Northern District of Mississippi, Eastern Section. On September 15, 1997, the Company filed an amended complaint to add a count for defamation. BDO's Answer and Counterclaim were served on the Company on October 20, 1997. The Counterclaim alleges breach of contract, fraud, and breach of the covenant of good faith and fair dealing. No assurance can be given that the Company will prevail on any of these allegations or that it will ultimately recover any damages, actual or punitive, from BDO.


OTHER MATTERS

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING OF SHAREHOLDER

              Shareholders' proposals intended to be presented at the next Annual Meeting of Shareholders must be received by the Company within a reasonable time prior to the solicitation of proxies for the Annual Meeting of Shareholders for the fiscal year ended December 31, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Company currently anticipates soliciting such proxies in May 1998.

MISCELLANEOUS

              The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with the recommendation of the Board of Directors.

              UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, TOGETHER WITH THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO JOHNNY C. WALKER, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER, RIVER OAKS FURNITURE, INC., 3350 MCCULLOUGH BOULEVARD, BELDEN, MISSISSIPPI 38826.


                                         BY ORDER OF THE BOARD OF DIRECTORS,


Belden, Mississippi                      Thomas D. Keenum, Sr.
January 5, 1998                          Secretary

                                                                    Appendix A

                                      PROXY

                           RIVER OAKS FURNITURE, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 30, 1998

              The undersigned hereby appoints Stephen L. Simons and Thomas D. Keenum, Sr., or either of them, with power of substitution, as Proxies to vote all stock of River Oaks Furniture, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at the Executive Inn, 1011 North Gloster, Tupelo, Mississippi, at 10:00 a.m. on January 30, 1998, and any adjournment thereof, on the following items of business and such other business as may properly come before the meeting.

              1. _____FOR THE ELECTION AS CLASS I DIRECTORS OF ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

                     _____WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
                     BELOW

                     John D. Nail, Don D. Murphy, John B. Apple


                     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE THEIR NAMES IN THE SPACE PROVIDED BELOW.

              ----------------------------------------------------------------


              2. Proposal to ratify the appointment of Horne CPA Group, PA as the independent public accountants of the Company to audit the Company's consolidated financial statements for the year ended December 31, 1997.

                     _____FOR           _____AGAINST           _____ABSTAIN

              3. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

                           RIVER OAKS FURNITURE, INC.


    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

              This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees and for all Proposals.

              Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated: _______________, 1998              ------------------------------------
                                          Signature of Shareholder



                                          ------------------------------------
                                          Signature if held jointly

                                          PLEASE MARK, SIGN, DATE AND RETURN THE
                                          PROXY CARD PROMPTLY USING THE ENCLOSED
                                          ENVELOPE.